TNP Strategic Retail Trust, Inc.
4695 MacArthur Ct, St. 1100
Newport Beach, CA 92660
Phone: (949) 798-6201

April 8, 2013

Dear Shareholder:

As the independent directors of TNP Strategic Retail Trust, Inc., we are writing you to (i) provide an update on the status of our efforts to terminate our present advisor, TNP Strategic Retail Advisor, LLC , and to appoint a new advisor and a new CEO and board chairman and (ii) correct inaccurate statements contained in a recent letter issued to our shareholders by our current co-CEO and chairman of the board.

Transition to New Advisor

As previously disclosed, we have been negotiating with an affiliate of Glenborough, LLC (“Glenborough”) to replace our current advisor. Glenborough and its predecessor entities bring over three decades of experience to the commercial real estate industry. Glenborough is managed by largely the same senior management team that led Glenborough Realty Trust, a NYSE-listed real estate investment trust. Currently, Glenborough is a privately held full-service real estate investment and management company focused on the acquisition, management, and leasing of high quality commercial properties.

We are prepared to agree to binding terms with Glenborough and to name a new board chairman and CEO. However, we have not done so due to the inability to obtain lender consent, which the lender maintains is required under the terms of the loan relating to our acquisition of the Lahaina Gateway Shopping Center in Lahaina, Hawaii (“Lahaina Gateway”). Our efforts to reach an agreement with the lender (which we define below as “Torchlight”) have been exhaustive, and we remain hopeful that Torchlight will begin to work with us on commercially reasonable terms. However, we can give no assurance that we will be able to reach an agreement with Torchlight. We may have to enter litigation with Torchlight and/or dispose of our interest in Lahaina Gateway rather than permit Torchlight to prevent the board of directors from selecting appropriate management for our company.

As detailed further below, the Lahaina Gateway acquisition and the related Torchlight loan were not in the best interest of our company, especially given our current advisor’s known difficulties and the fact that the termination or insolvency of our advisor triggers a default under the loan. Unfortunately, our advisor misled the board of directors with respect to the Torchlight loan and the Lahaina Gateway acquisition. For these and other reasons, we are entitled to terminate our advisor for cause. We have not done so only on account of Torchlight’s refusal to consent to such termination on commercially reasonable terms.

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We are working diligently to transition to a new advisor and to appoint a new CEO and board chairman to ensure the prudent management of the company. Although the transition may be difficult, we are optimistic that we will be successful.

Shareholder Letter Corrections

On or about March 27, 2013, Anthony W. Thompson, our current co-CEO and chairman of the board, issued a letter to our shareholders regarding certain activities of the company during the first quarter of 2013 (the “Shareholder Letter”). The full text of the Shareholder Letter is attached to this letter as Exhibit A. The Shareholder Letter was prepared independently by Mr. Thompson. Our board of directors did not review or approve its content or issuance. As detailed below, the Shareholder Letter contains a number of inaccuracies and omits important information:

1.	The second paragraph of the Shareholder Letter states that TNP Strategic Retail Trust currently owns 20 shopping centers with an original purchase price of $290 million. This statement is not accurate. As of December 31, 2012, we owned 21 retail properties with an original purchase price of approximately $290 million, including the Waianae Mall in Waianae, Hawaii (“Waianae Mall”), which was held for sale as of December 31, 2012. We have since sold the Waianae Mall. The original purchase price of the 20 properties we currently own was $264 million. The second paragraph of the Shareholder Letter also states that TNP Strategic Retail Trust’s current mortgage debt is approximately $185,400,000. We wish to clarify that, as of December 31, 2012, we had approximately $210,327,000 in outstanding mortgage debt, including the mortgage debt associated with Waianae Mall. We have not reported any financial information subsequent to our audited financial statements for the year ended December 31, 2012.

2.	The third paragraph of the Shareholder Letter states that the $29,762,728 in proceeds from our sale of Waianae Mall was used to “(1) pay December dividends, (2) Payoff $2 million KeyBank Mezz Loan, (3) reduce Torchlight debt by $1 million, (4) paydown KeyBank line of credit by $1 million, (5) establish a $1 million reserve for leasing costs and (6) REIT operations.” We must make several corrections and clarifications with regard to this statement: First, the proceeds from the sale of Waianae Mall were not used to fund the distributions we paid for December 2012, to establish a $1 million reserve for leasing costs or to reduce the balance of the Torchlight debt (discussed below) by $1 million. Second, the REIT operations referenced included a payment of a disposition fee of $892,882 to our advisor, TNP Strategic Retail Advisor, LLC (an entity indirectly owned and controlled by Mr. Thompson) and a payment to our advisor to reimburse for previously unbilled expenses, including advisor personnel costs, through January 31, 2013. Third, we wish to clarify the statement in the Shareholder Letter regarding the reduction of

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“Torchlight debt.” As we have previously disclosed, we financed the acquisition of the Lahaina Gateway with a mortgage loan from DOF IV REIT Holdings, LLC (“Torchlight”). We used a portion of the proceeds from our sale of Waianae Mall to make a payment of approximately $1,231,832 to Torchlight. The payment to Torchlight was made in settlement of two events of default under our loan agreement with Torchlight relating to our inability to make mandatory principal payments to Torchlight and fund a leasing reserve required under the Torchlight loan documents. The payment to Torchlight also included default interest charged due to the events of default and late payment penalties charged due to our failure to make mandatory principal payments in a timely manner.

3.	The fourth paragraph of the Shareholder Letter states that the balance of the proceeds from our sale of the McDonald’s parcel at our Willow Run property in Westminster, Colorado was used to fund our general operations. This statement is not accurate. The entirety of the proceeds from our sale of the McDonald’s parcel at our Willow Run property was used to make payments on our outstanding indebtedness under our revolving credit facility with KeyBank National Association (“KeyBank”), as was required under the terms of the credit facility and the recently signed forbearance agreement with KeyBank.

4.	The sixth paragraph of the Shareholder Letter states that the sale of a parcel of land at our Aurora Commons property in Aurora, California is scheduled to close on April 20, 2013, and that the proceeds from the sale of the parcel will be used to make a payment of approximately $981,000 on our outstanding indebtedness under our revolving credit facility with KeyBank, with the balance of the proceeds to be used to fund our operations. We anticipate closing the sale of the parcel at the Aurora Commons property in late April or early May; however, the completion of the sale is subject to a number of conditions, and there is no guarantee that we will complete the sale during that time period or at all. In addition, the entirety of the proceeds from the sale of the parcel will be used to make a payment on our outstanding indebtedness under our revolving credit facility with KeyBank, as is required by the terms of the forbearance agreement with KeyBank.

5.	The ninth paragraph of the Shareholder Letter expresses Mr. Thompson’s belief that certain “extraordinary expenses” were among the primary causes for the decision of our board of directors not to declare distributions to our shareholders for the first quarter of 2013. The Shareholder Letter states that these extraordinary expenses include: “attorney fees related to the Independent Director’s special committee activities, the special committee’s director fees . . . and SRT’s accounting staff’s salaries and costs.” We strongly disagree with Mr. Thompson’s assertion that these costs contributed to our decision not to declare distributions for the first quarter of 2013. Such costs were relatively minor in relation to our overall expenditures. Our board of directors elected not to declare distributions for the first quarter of 2013 due to (i) the prohibition on certain distributions while we were in default under our credit facility with KeyBank, which default was caused by our acquisition of Lahaina Gateway, and (ii) liquidity issues caused in large part by (a) the cash expenditure required to complete the acquisition of Lahaina Gateway in November 2012, (b) the substantial cash requirements imposed by our loan agreement with Torchlight, including mandatory principal repayments and the establishment of cash reserves required under the loan agreement and default interest and late payment penalties incurred as a result of our events of default under the loan agreement, and (c) the inability of Lahaina Gateway to support its current operating costs and debt service charges. The Lahaina Gateway acquisition and related loan from Torchlight were both recommended and negotiated by our advisor and entitled our advisor to acquisition fees totaling $785,361.

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We very much regret the errors contained in the unauthorized Shareholder Letter. Please know that we are taking every measure to ensure accurate and straightforward communications with you in the future.

Sincerely,

Jeffrey S. Rogers,	Phillip I. Levin,	John B. Maier,
Independent Director	Independent Director	Independent Director

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EXHIBIT A

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TNP Strategic Retail Trust, Inc.
3151 Airway Ave., Ste. G-3, Costa Mesa, CA 92626
P (877) 982-7846 *F:* (949) 242-2692 *W:* www.tnpre.com

March 27, 2013

Re: SRT's CEO's March 27, 2013 – 1st Quarter Update

Dear Shareholder:

I am reporting on the recent activity occurring at **TNP Strategic Retail Trust, Inc. ("SRT")** during the period of January 1, 2013 through March 27, 2013.

SRT currently owns **20** shopping centers located in **14** states, with an original purchase price of approximately **$290** million. The portfolio is 87% occupied. New leasing this year, representing annualized NOI of $284,004, is well ahead of our 2013 projected leasing budget for the 1st quarter. Current mortgage debt is approximately $185,400,000.

January

Waianae Mall was sold January 22, 2013 for $29,762,728 to A & B Properties, Inc. The 170,275 square foot center, located on the island of Oahu, was purchased originally by SRT in June, 2010, for $25,688,000. $19,716,933 of CMBS debt was assumed by buyer. Proceeds from the sale were used to (1) Pay December dividends (2) Payoff $2 million KeyBank Mezz Loan (3) reduce Torchlight debt by $1 million (4) paydown KeyBank line of credit by $1 million (5) establish a $1 million reserve for leasing costs and (6) REIT Operations.

February

The McDonald's parcel at Willow Run located in Westminster, Colorado, a suburb of Denver, was sold for $1,050,000 to McDonald's Real Estate Company. The Willow Run Shopping Center was purchased May 18, 2012. The KeyBank line of credit was paid down by $982,691. The balance of the sale proceeds were used for REIT general operations.

March

Independent Directors voted to not pay 1st quarter 2013 dividend. I opposed this decision and was not part of the Board meeting.

April

A separate parcel was created at Aurora Commons for a freestanding 15,530 square foot office building and is under sale contract for $1,100,000. Aurora Commons was purchased March 19, 2012. The closing date of the parcel sale is scheduled for April 20, 2013, and will result in a pay down on the Key Bank line of credit of approximately $981,000. Balance of net funds will be utilized for operations. The retail portion of Aurora Commons is performing very well under TNP management on behalf of SRT.

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